Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Digital Notes Linked to AMD

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	Advanced Micro Devices, Inc. (ticker: "AMD")
Pricing date:	July 31, 2024
Valuation date:	August 2, 2027
Maturity date:	August 5, 2027
CUSIP / ISIN:	17332MDU5 / US17332MDU53
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the valuation date
Underlying return:	The (i) final underlying value *minus* the initial underlying value, *divided by* (ii) the initial underlying value
Digital return amount:	$325.00 per note (representing a digital return equal to 32.50% of the stated principal amount)
Payment at Maturity:	You will receive at maturity for each note you then hold: • If the final underlying value is **greater than or equal to** the initial underlying value: $1,000 + digital return amount • If the final underlying value is **less than** the initial underlying value: $1,000 All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per note
Pricing Supplement:	Preliminary Pricing Supplement dated July 9, 2024

Hypothetical Payment at Maturity



$2,000
$1,750
$1,500
$1,325.00
$1,250
$1,000
$750
$500
$250
$0
Payment at Maturity per Note
$1,325.00 ($1,000 stated principal amount plus digital return amount)
$1,000.00 Stated Principal Amount
32.50%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return

Hypothetical Underlying Return	Hypothetical Note Return	Hypothetical Payment at Maturity
100.00%	32.50%	$1,325.00
75.00%	32.50%	$1,325.00
50.00%	32.50%	$1,325.00
10.00%	32.50%	$1,325.00
5.00%	32.50%	$1,325.00
0.00%	32.50%	$1,325.00
-10.00%	0.00%	$1,000.00
-20.00%	0.00%	$1,000.00
-30.00%	0.00%	$1,000.00
-40.00%	0.00%	$1,000.00
-50.00%	0.00%	$1,000.00
-100.00%	0.00%	$1,000.00

Selected Risk Considerations • You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the underlying remains the same or appreciates from the initial underlying value to the final underlying value. If the final underlying value is less than the initial underlying value, you will receive only the stated principal amount for each note you hold at maturity. • The notes do not pay interest. • Your potential return on the notes is limited. Your potential return on the notes at maturity is limited to the digital return. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying declines. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • Even if the issuer of the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. • The notes will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the value of the underlying. • If the underlying is delisted, we may call the notes prior to maturity. • The notes may become linked to shares of an issuer other than the original issuer of the underlying upon the occurrence of a reorganization event or upon the delisting of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.